EXHIBIT 99.1

China Green Material Technologies, Inc. Reports Third Quarter 2010 Financial Results

-- Q3 2010 revenues increased 43.6% to $6.0 million, a new record

-- Q3 2010 EPS of $0.07

-- YTD revenues increased 34.9% to $13.3 million, adjusted EPS of $0.17

-- YTD10 cash flow from operations $2.9 million

-- Management to Host Conference Call on November 10, 2010

HARBIN, China, Nov. 9, 2010 /PRNewswire-Asia-FirstCall/ -- China Green Material Technologies, Inc. (OTC Bulletin Board: CAGM; "CAGM" or "the Company"), a Chinese leader in developing and manufacturing starch-based biodegradable containers, tableware and packaging materials, today announced financial results for the third quarter ended September 30, 2010.

Third Quarter 2010:

Revenues - Third quarter revenues increased 43.6% to $6.0 million from $4.2 million in the third quarter of 2009.  The increased revenues reflect strong reorders from existing customers, orders from six new customers and expansion in the supermarket sector. The Company increased average selling prices by approximately 8.5% in the third quarter of 2010 and gained a 32.4% increase in tonnage sold.  31.5% of sales emanated from customized product orders and 99% of sales were domestically centric in the PRC.

Mr. Su Zhonghao, Chief Executive Officer of the Company, declared, "We experienced further acceleration in our revenue growth which increased from 28.4% during the first half of this year to 43.6% in the third quarter. This strong momentum reflects growing demand from new and existing customers in China, particularly for the product categories of disposable cups, disposable containers and disposable plates. As we continue to introduce new branded products, which are stronger and less expensive than those from our competitors, while expanding our distribution capabilities to make our products available to more Chinese consumers, we are poised to capture additional market share in the rapidly growing RMB2.5 billion biodegradable products market in China." (Source: Degradable Plastics Committee of China Plastics Processing Industry Association)

Gross Profit - Gross profit in the third quarter of 2010 increased 35% to $2.7 million compared to $2.0 million in the third quarter of last year, while gross margin was 45.6% versus 48.6% a year ago.  The decrease in the gross margin percentage was largely due to increases in raw material prices, amortization expenses of intangible assets, depreciation expenses, and increases in packaging and utility costs.

Operating Expense - Operating expenses in the third quarter of 2010 totaled $0.7 million, or 12.2% of sales versus $0.3 million, or 6.4% of sales in the third quarter of 2009.  Selling expenses were down 50% year-over-year, while general and administrative expenses increased to $0.7 million in compared to $0.2 million in 2009. The increase in operating expenses included a $0.2 million increase stock compensation expenses and a $0.1 million increase in consulting traveling expenses.

Operating Income – 2010 third quarter income from operations increased 13.9% to $2.0 million from $1.8 million in the year ago period. Operating margin was 33.5% in the 2010 period versus 42.2% a year ago. Excluding the stock compensation, operating margin was 37.3%, down 4.9% compared to the same period last year.

Other Income (Expense) - Other expenses were $0.03 million in the third quarter of 2010 versus a $0.45 million expense in the third quarter of 2009.

Net Income - Net income in the third quarter of 2010 was $1.7 compared to $1.1 million in the third quarter of 2009.  Adjusted net income (non-GAAP) was $1.9 million, an increase of 22.4% versus a year ago adjusted net income.  Net income per diluted share was $0.07 in the third quarter of 2010 versus net income per diluted share of $0.06 in the third quarter of 2009 based on weighted average shares of 25.9 million and 18.7 million, respectively. Adjusted net income per diluted share (non-GAAP) was $0.07 in the third quarter of 2010. The increase in share count reflects the issuance of 6.9 million common shares in two private placements completed in the first and second quarters of 2010.

The Company's effective tax rate was 14.6% in the third quarter of 2010 versus 15.6% for the same period in 2009.

"We are focused on expanding our capacity to meet the robust demand for our products. During the third quarter, we completed construction of our new state-of-the-art facility which is located in Harbin Economic and Technological Development Zone. We completed the buildout on schedule and once fully utilized, will enable us to produce 11,000 tons of finished products each year, which expands our currently capacity by 122%. We will scale into this during the coming year as we grow our revenues and gain additional market share. More specifically, we expect to be operating at 13,000 tons of capacity by the end of this year and scaling to full capacity at 20,000 tons by the end of 2011. The new facility allows us to operate more efficiently and will provide the ability to fill larger orders from our growing base of domestic and international customers. All in all, I am extremely excited about the future growth outlook for China Green Materials," concluded Mr. Su.

First Nine months of 2010:

Revenues - Revenues increased 34.9% in the first nine months of 2010 to $13.3 million compared to $9.9 million in the same period of 2009.  The company gained a 29.5% increase in tonnage sold over the same year ago period while average selling prices increased 4.2% year-over-year.

Gross Profit - Gross profit in the first nine months of 2010 increased by $1.4 million, or 28.6%, to $6.1 million compared to $4.8 million in the third half of last year, while gross margin decreased 2.2% to 46.0%.  The Company expects to maintain solid gross profit margins by reducing production costs as it brings new capacity online next year and through additional price increases to offset the increase in raw material prices.

Operating Expense - Operating expenses in the first nine months of 2010 totaled $1.9 million, or 14.6% of sales versus $0.7 million, or 7.4% of sales in the first nine months of 2009. Selling expenses during the first nine months of 2010 were comparable in both periods at $0.2 million, while general and administrative expenses increased to $1.8 million in the 2010 period compared to $0.5 million in the 2009 period.  The $1.3 million increase was due to increases in overall salaries, $0.7 million in non-cash stock compensation expenses, and $0.4 million for professional fees and traveling expenses directly related to being a public company

Operating Income - Income from operations for the first nine months of 2010 was essentially flat year-over-year at $3.6 million. Operating margin was 27.3% in the 2010 period versus 36.4% a year ago. Excluding stock compensation expense, operating margin was 32.6%.

Other Income (Expense) - Other expenses were $0.5 million in the first nine months of 2010 compared to $0.4 million in the same period last year.

Net Income - Net income for the first nine months of 2010 was $3.1 compared to $3.0 million in the year ago period.  Net income per diluted share was $0.13 in the first nine months of 2010 versus net income per diluted share of $0.16 in the first nine months of 2009 based on weighted average shares of 24.2 million and 18.7 million, respectively.  Adjusted net income (non-GAAP) was $4.2 million, an increase of 19.7% versus a year ago. Adjusted net income per diluted share (non-GAAP) was $0.17 and $0.19 for the first nine months of 2010 and 2009, respectively. The increase in share count reflects the issuance of 6.9 million common shares in private placements completed during the first nine months of 2010.

Liquidity and Capital Resources:

As of September 30, 2010, the Company had $10.8 million in cash and cash equivalents, an increase of approximately $3.5 million from the end of 2009, primarily due to net proceeds from private placements completed during 2010, offset by $7.6 million of equipment and property investments for the new manufacturing facility.  Cash flow from operations in for the first nine months of 2010 totaled $2.9 million.  The Company made progress on improving its accounts receivable turnover, with Days Sales Outstanding decreasing from 187 days in the first quarter to 132 days in the third quarter of 2010, based on annualized quarterly revenue.  The Company had $17.5 million in working capital and no long-term debt as of September 30, 2010. The current ratio was 6 to 1.

About China Green Material Technologies, Inc.

Website: http://www.sinogreenmaterial.com

China Green Material Technologies, Inc. (OTCBB: CAGM) is a China-based manufacturer of starch-based biodegradable containers, tableware and packaging products. Headquartered in Harbin city of China, the Company currently has 153 employees. The Company has developed proprietary biodegradable food packaging materials technologies.

Safe Harbor Statement

This press release contains certain statements that may include 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and other factors, including the risk that the Company may not successfully open its planned new production facility in 2010 and those risks and other factors discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission, including the Annual Report on Form 10-K filed April 12, 2010. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CHINA GREEN MATERIAL TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	September 30, 2010 (Unaudited)	December 31, 2009
Assets
Current Assets:
Cash and equivalents	$10,751,062	$7,321,276
Cash - restricted	26,849	3,443
Accounts receivable, net	8,706,659	6,524,510
Inventories	794,356	456,970
Accrued receivables	134,306	549,288
Other receivables	363,053	19,210
Deferred income tax assets	156,070	4,918
Prepaid expenses	26,715	29,434
Other current assets	-	78,863
Total Current Assets	20,959,070	14,987,912

Deposits to suppliers of property and equipment	298,459	-
Property and equipment, net	17,117,251	10,394,584
Intangible assets, net	5,071,592	5,060,559
Know-how right, net	2,117,190	2,160,533
Investment, net	16,298	310,419

Total Assets	$45,579,860	$32,914,007

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$364,996	$302,786
Customer deposits	2,494	4,213
Due to stockholders/officers, net	311,468	300,793
Taxes payable	358,129	430,408
Other current liabilities	2,477,205	1,469,121
Total Current Liabilities	3,514,292	2,507,321

Stockholders' Equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 25,701,025 and 18,711,388 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	25,701	18,711
Additional paid-in capital	25,721,674	17,895,324
Reserve funds	1,513,422	1,152,569
Retained earnings	10,419,522	7,709,729
Accumulated other comprehensive income	4,385,249	3,630,353

Total Stockholders' Equity	42,065,568	30,406,686

Total Liabilities and Stockholders' Equity	$45,579,860	$32,914,007

CHINA GREEN MATERIAL TECHNOLOGIES, INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues	$6,011,160	$4,185,043	$13,294,342	$9,856,609
Cost of goods sold	3,267,745	2,152,844	7,183,850	5,106,128

Gross profit	2,743,415	2,032,199	6,110,492	4,750,481

Operating Expenses
Selling expenses	47,025	80,751	134,304	196,358
General and administrative expenses	459,914	186,921	1,113,162	528,736
Stock based compensation	225,845	-	697,446	-
Total Operating Expenses	732,784	267,672	1,944,912	725,094

Income From Operations	2,010,631	1,764,527	4,165,580	4,025,387

Other income (expense):
Interest income	2,404	1,798	5,343	3,792
Net rental income/(expenses)	(28,343)	6,014	(94,373)	18,039
Impairment of investment	(2,851)	-	(296,102)	-
Loss on fixed assets disposal and intangible assets written off	-	(458,599)	(126,025)	(459,611)
Other expenses - net	(1,091)	81	(18,975)	(375)
Total other income (expense)	(29,881)	(450,706)	(530,132)	(438,155)

Income Before Income Taxes	1,980,750	1,313,821	3,635,448	3,587,232

Provision for income taxes	289,826	204,622	564,804	546,637

Net Income	1,690,924	1,109,199	3,070,644	3,040,595

Foreign currency translation adjustment	556,202	18,965	754,896	(12,182)

Comprehensive Income	$2,247,126	$1,128,164	$3,825,540	$3,028,413

Net Income Per Common Share
basic	$0.07	$0.06	$0.13	$0.16
diluted	$0.07	$0.06	$0.13	$0.16

Weighted Common Shares Outstanding
basic	25,650,856	18,711,388	24,046,432	18,711,388
diluted	25,919,251	18,711,388	24,218,671	18,711,388

CHINA GREEN MATERIAL TECHNOLOGIES, INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	Nine Months Ended September 30,
	2010	2009
Cash flows From Operating Activities:
Net Income	$3,070,644	$3,040,595
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities
Depreciation and amortization	1,053,794	970,702
Changes in deferred tax	(148,710)	(58,980)
Bad debt expenses	10,096	8,427
Stock based compensation	697,446	-
Impairment of investment	296,102	-
Loss on disposal of fixed assets	126,025	64,432
Loss on disposal of intangible assets	-	395,179
Changes in operating assets and liabilities
Accounts receivable	(2,037,616)	(1,676,002)
Inventories	(323,686)	7,402
Accrued receivables	418,689	-
Prepaid expenses and other receivables	(255,823)	(29,060)
Other current assets	-	(61,357)
Accounts payable and accrued expenses	51,432	(46,303)
Customer deposits	(1,770)	(6,991)
Taxes payable	(79,117)	439,979
Other current liabilities	-	(123,683)
Net Cash Provided by Operating Activities	2,877,506	2,924,340

Cash Flows From Investing Activities:
Restricted cash	(23,346)	(946)
Advances to suppliers of property and equipment	(293,817)	-
Purchase of property and equipment	(7,557,790)	(64,384)
Deposit for purchase of patent rights	-	(146,492)
Proceeds from disposal of fixed assets	117,527	158,803
Net Cash Used in Investing Activities	(7,757,426)	(53,019)

Cash Flows From Financing Activities:
Payment to shareholders/officers loans	-	(1,025,441)
Proceeds from shareholders/officers loans	4,956	19,799
Advance from third party	969,596	-
Proceeds from stock issued	7,135,894	-
Net Cash Provided by (Used in) Financing Activities	8,110,446	(1,005,642)

Effect of Exchange Rate Changes on Cash and Equivalents	199,260	2,527

Net Increase in Cash and Equivalents	3,429,786	1,868,206

Cash and Equivalents at Beginning of Period	7,321,276	4,243,140

Cash and Equivalents at End of Period	$10,751,062	$6,111,346

SUPPLEMENT DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for Interest	$-	$-
Cash paid for Income taxes	$581,158	$533,673

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures which Company management uses for financial and operational decision making, and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures are useful to investors because they exclude a loss on the disposal of fixed assets and a loss on long-term investments that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of CAGM. Accordingly, management excludes these losses when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides a reconciliation of non-GAAP earnings per share to the equivalent GAAP measure.

3 Months Ended September 30, 2010:
	Third Quarter Ended
(in thousands, except per share data)	30-September	30-September
	2010	2009
Net income	$1,691	$1,109
Loss on investments	$3	-
Non-cash stock compensation expense	$226	-
Loss on fixed and intangible asset disposal	-	$459
Adjusted net income (non-GAAP)	$1,920	$1,568
Adjusted diluted earnings per share (non-GAAP):
Basic	$0.07	$0.08
Diluted	$0.07	$0.08

9 Months Ended September 30, 2010:
	Nine months Ended
(in thousands, except per share data)	30-September	30-September
	2010	2009
Net income	$3,071	$3,041
Loss on disposal of fixed assets	$126	460
Loss on investments	$296	-
Non-cash stock compensation expense	$697	-
Adjusted net income (non-GAAP)	$4,190	$3,501
Adjusted diluted earnings per share (non-GAAP):
Basic	$0.17	$0.19
Diluted	$0.17	$0.19

For more information, please contact:

In China:

Low Yan Seong, CFO
China Green Material Technologies, Inc.
Email: cfo@sinogreenmaterial.com
Web: http://www.sinogreenmaterial.com

Buddy Lee, Corporate Secretary
China Green Material Technologies, Inc.
Email: secretary@sinogreenmaterial.com
Office: +86-451-51750888

Feng Peng
HC International, Inc.
Phone: +86-138-12271616
Email: feng.peng@hcinternational.net

In the U.S.:

Ted Haberfield
HC International, Inc.
Phone: +1-760-755-2716
Email: thaberfield@hcinternational.net
Web: http://www.hcinternational.net